FIRST STATE BANCORPORATION

Moderator: Chris Spencer

10-05-06/4:00 pm CT

Confirmation # 4803906

Exhibit 99.1

FIRST STATE BANCORPORATION

Moderator: Chris Spencer

October 5, 2006

4:00 pm CT

Coordinator:	Thank you for standing by and welcome to the First State Bancorporation conference call regarding the Front Range Capital Corporation acquisition.

At this time, all participants will be in a listen-only mode. During the question and answer session, please press star 1 on your touch-tone phone.

Today’s conference is being recorded. If you have any objections, you may disconnect at this time. Now we’ll turn the meeting over to Mr. Chris Spencer, Chief Financial Officer. Sir, you may begin.

Chris Spencer:	Good afternoon and welcome to First State Bancorporation’s Front Range Capital Corporation Acquisition call. We will provide an online simulcast to this conference call on www.fcbnm.com. An online replay will follow immediately and continue for ten days.

There will also be a replay of this conference call for ten days at the number 866-443-4139.

Your host this afternoon for the conference call are myself, Christopher C. Spencer, Senior Vice President and Chief Financial Officer, H. Patrick Dee, Executive Vice President and Chief Operating Officer and Michael R. Stanford, President and Chief Executive Officer of First State Bancorporation.

FIRST STATE BANCORPORATION

Moderator: Chris Spencer

10-05-06/4:00 pm CT

Confirmation # 4803906

Our Board of Directors of First State Bancorporation have adopted a policy that the company will comply with the Securities & Exchange Commission Regulation FD in all respects. Consequently, this conference call will address the acquisition of Front Range Capital Corporation. Matters outside this topic will not be discussed. We will have or at the end, reserve time for your questions on this matter.

The subject matter of this conference call will include forward-looking statements which are not historical facts and involve risks and uncertainties that could cause First State results to differ materially from those in any forward-looking statements.

With that, I will start the presentation with Pat Dee.

H. Patrick Dee:	Thank you Chris. We’re very pleased to be here today to talk to you about the acquisition of Front Range Capital Corporation. We have said for some time that the Colorado market is one that we are very interested in developing over a period of time. And we were very pleased to have the opportunity to submit a proposal to acquire Front Range. And we’re extremely pleased that we’re able to bring that to a definitive agreement.

We believe that the Colorado market is one that has some outstanding long-term potential for us, not just as a growing market over an extended period of time. But we believe with the concentration of business that the large banks hold in those market areas, that this is a prime opportunity for us to develop further marketshare by taking it from those larger banks.

FIRST STATE BANCORPORATION

Moderator: Chris Spencer

10-05-06/4:00 pm CT

Confirmation # 4803906

So this is a market that we’re pleased to be in and very excited about the combination of our company with Heritage Bank and the presence that that will give us along the Front Range.

We do have a slide show that we’ll go through. And we’ll proceed to that. It has a table of contents on Page 3 that outlines what we will cover.

The first item of those is a general summary of the transaction that begins on Page 5. Again, this is a $72 million cash acquisition. We will finance that through the issuance of a combination of common stock and trust preferred securities.

The overall assumption for cost savings net of additional expenses that we would incur is approximately 29%. That is a number that we think is realistic based on the current cost structure of Heritage Bank and its parent company, Front Range Capital Corp.

This transaction will require approval of the Federal Reserve Bank as well as the Colorado State regulatory authorities. And we would expect to close it sometime during the first quarter of 2007.

The transaction price is $72 million. And we’re now on Page 6. Calculates to approximately or just under 12 times Front Range Capital Corp’s earnings that we think will be achieved once we go through the transition process and realize the cost saves.

This equates also to a price to book of about 3.8 times, both on a regular book basis as well as tangible book which represents a core deposit premium of about 18.8% and an overall price as a percent of assets of 16%.

FIRST STATE BANCORPORATION

Moderator: Chris Spencer

10-05-06/4:00 pm CT

Confirmation # 4803906

Moving along to the rationale behind the transaction that begins on Page 8 of the slide show; we have said ever since we entered the Colorado market that we had a desire to expand there over a period of time and up to this point we’ve done that through repositioning the branches that we acquired and also most recently adding a new de novo branch in Colorado Springs.

We believe that this acquisition jumpstarts that effort and gets us much further down the road in a short period of time by filling out that branch franchise. And one of the keys to this transaction is that it will substantially alleviate our need to do further de novo branching except on a fairly limited and very targeted basis.

This certainly has the potential to position us as a major player in the Front Range market of Colorado. And we believe the combination of Heritage branches which are very nice branches, very well located, and the expertise that we can bring in terms of cash management services and other electronic banking capabilities that perhaps Heritage is not able to deliver currently that this is a very good combination for us to capitalize on the opportunities in that marketplace.

It also negates the need for us to do further acquisition activities in Colorado. This gives us a very good branch structure that we believe we can build on. And as a result of that, we will be able to turn a little more attention to further development of the Arizona market as well. And we would anticipate doing that primarily through a de novo branching strategy.

This certainly gives us an outstanding platform for continued growth in the Colorado market. We’ve maintained a pretty good earnings per share growth over the past several years. And we think this acquisition will allow us to continue down that path.

FIRST STATE BANCORPORATION

Moderator: Chris Spencer

10-05-06/4:00 pm CT

Confirmation # 4803906

The transaction itself, again, once the cost saves are realized, is basically break-even or accretive to our current estimated earnings per share for 2007. Currently it will take us probably the first six months following the transaction to realize all of the cost saves. But by the end of 2007, we should achieve a run rate that is at least slightly accretive to our currents earnings expectations.

The long term potential we believe is even better again, in that this would allow us to substantially grow our Colorado franchise without having to do additional de novo branches which do carry a fairly heavy expense burden.

Again, the strategy here will be really fairly simple. Heritage Bank has a business model that is very similar to ours. We think we can capitalize on the opportunities that are there without having to make substantial changes to the existing branch network and continue to carry out the business that Heritage Bank has and expand the capabilities of - that they provide to their current customer base.

On Page 9 we talk a little bit about the way this franchise matches up with ours. And we’ll look at the geographic layout of the branches here shortly. But again, this is almost a perfect fit in terms of complementing our existing branch structure and making it stronger in some of the more heavily populated areas along the Front Range.

We believe this transaction has a fairly low execution risk. Again, this is a company that has a very similar business model. It’s a good solid commercial bank. It has a loan portfolio that’s strikingly similar to ours and will then help us achieve a much stronger presence in that Colorado Front Range market.

FIRST STATE BANCORPORATION

Moderator: Chris Spencer

10-05-06/4:00 pm CT

Confirmation # 4803906

Assuming first quarter of 2007 completion of this transaction, we would estimate pro forma total assets at the end of the first quarter of 2007 of approximately $3.3 billion. We would currently have just under $600 million in deposits in Colorado combining our existing deposit share with that of Heritage Bank. And those figures are as of June 30 of this year. And again, we would end up with 20 branches in Colorado.

The geographic footprint is reflected on Page 10 along with a list of the Heritage branches. You can see there that it’s a very good infill transaction for us.

Three of the addresses that are listed for Heritage are the new locations for branches that they are moving currently. The two branches shown in Longmont, one of those at 2100 North Main is literally just a couple of blocks down the street from their existing branch there.

They are in the process of moving a branch that is located in Niwot, Colorado, to the southern end of Longmont. That’s a fairly short distance. And those two branches in Longmont complement very well our existing branch. Both branches are on the north and the south end of town respectively. And our current branch is in the middle of town.

The address that’s reflected there in Erie, Colorado also is a new location where an existing branch of Heritage Bank is going to move.

We look on Page 11, shows the Boulder County deposit marketshare. This is the largest county in terms of the business of Heritage Bank. Currently it has a Number 10 position in the marketshare on that county.

FIRST STATE BANCORPORATION

Moderator: Chris Spencer

10-05-06/4:00 pm CT

Confirmation # 4803906

Boulder County is a fairly well to do or economically active county with a large deposit base. And this bank, Heritage Bank started out in Lafayette, Colorado and built an excellent book of business in that area.

We currently have a small presence in the Longmont area which is part of Boulder County. On a combined basis, we will move up substantially in the marketshare in that county.

You can also note that the top two banks there are Wells Fargo and JP Morgan. Now those are banks that historically we’ve been, we think fairly successful in stealing customers from. And that leads us to believe that we should be successful in increasing our marketshare in that area in the future.

Page 12 shows a summary of the branches and the various counties that they’re located in this acquisition both for our company as well as Front Range. Again, the key points there is that overall we will increase from our current seven branches to 20, develop a substantial market presence in Boulder County.

Heritage Bank also has a very nice branch in Broomfield which is in-between Boulder and Denver. And then the two branches in Denver give us a much better presence there. In particular, one of those branches is in the downtown area in what is called the LoDo District.

We’ll go through a quick overview of Heritage Bank. This begins on Page 14. Front Range Capital is the holding company name. And it is headquartered in Broomfield. Total assets are about $450 million.

FIRST STATE BANCORPORATION

Moderator: Chris Spencer

10-05-06/4:00 pm CT

Confirmation # 4803906

Broomfield is again, a suburb kind of northwest of Denver adjacent to Boulder County. Heritage Bank is the commercial banking subsidiary, again, with the 13 branches that we’ve talked about.

They have had a high touch community banking strategy very similar to ours, again, focusing on the small business customer.

Page 15 had some of the financial highlights for Heritage. The bank has not earned especially well over the past several years. It has a very good interest margin. It’s got a nice loan portfolio as well as a good deposit base.

You can see from the efficiency ratio which of late has been in excess of 80%, that really is the major reason for some of their less than optimal earnings.

We believe again that improving those earnings will be a fairly straight-forward process for us. One of the keys to that is a large piece of other real estate that the bank currently owns. It comprises about $7.7 million historically of the bank’s carrying value of OREO. This is a property in the Broomfield area that they’ve purchased originally for two purposes. One, primarily to develop a new branch location.

The remaining part of the property was intended to be spun off to a real estate developer. The property was purchased in 2001. And because of the economic downturn that followed shortly thereafter, the development of that property has been substantially delayed.

Heritage Bank is in the process of finalizing an agreement to sell that property, both the other real estate portion as well as the potential branch site. They hope to have that deal finalized prior to this transaction. It will take

FIRST STATE BANCORPORATION

Moderator: Chris Spencer

10-05-06/4:00 pm CT

Confirmation # 4803906

some time following that to close the transaction because of some zoning or planning approvals that will probably be necessary.

So the transaction at this point is probably estimated to close some time in the second or third quarter of 2007. But again, this has been a major earnings drag both in terms of the non-performing assets as well as the expenses related to that which have been in the ballpark of $400,000 per year.

In the third quarter of this year, Heritage Bank has gone ahead and written that property down from the total carrying value of the two pieces of that of approximately $9.5 million down to just under $7 million.

So they are at this point, recognizing the potential loss on that property. And again, we would anticipate the deal to sell that property would be finalized shortly with that disposition then coming some time in the middle part of 2007. That would substantially improve the non-performing asset ratios obviously.

One thing that we have also required in the terms of the definitive agreement would be for Heritage Bank to increase its allowance for loan loss to what we feel is a more appropriate level given the current asset quality in the bank’s portfolio. So we would anticipate that that allowance for loan loss would be somewhere in the 1.25 to 1.3% of total loan at the time of the completion of the acquisition.

Their net charge off ratio over the past couple years has been just a little bit higher than what we have experienced, but still less than 50 basis points. And we are confident that there is good quality in their loan portfolio. They have loan files that are very well organized. And we think their underwriting has been fairly sound over the past several years.

FIRST STATE BANCORPORATION

Moderator: Chris Spencer

10-05-06/4:00 pm CT

Confirmation # 4803906

Page 16 gives some of the detail that we just talked about relative to asset quality. Again, the two separate pieces of the other real estate property. Clearly even with that, the pro forma asset quality ratios given the size of our relative organization, it would not change substantially. But again, we believe that by mid-year next year that that other real estate would be disposed of and the asset quality ratios would be at that point, very similar to ours with an equal or maybe even slightly larger allowance for loan loss.

Page 17 shows the detail of the loan and deposit portfolios for Heritage Bank. Somewhat surprising, the percentages in their loan portfolio are almost identical to ours in that they do a fair amount of commercial real estate lending, some construction lending, a little bit of residential real estate and then smaller amounts of both commercial and consumer loan.

The deposit portfolio also is we think a very attractive one. They do have a significant non-interest bearing deposit level. That’s about 15% of total deposits and an especially strong level of money market and savings deposits at over 32% of total deposits.

They do have a significant CD portfolio. But again, the strong core deposit franchise here gives them a fairly healthy net interest margin.

With that, I’ll ask Chris to go over the pro forma financial impact of this transaction.

Chris Spencer:	Thanks Pat. On Slide 19 you’ll see we show the pro forma GAAP and cash EPS impact. We’re estimating for 2007 that Front Range Capital earnings would be approximately $6.2 million after the net cost saves that we’ve

FIRST STATE BANCORPORATION

Moderator: Chris Spencer

10-05-06/4:00 pm CT

Confirmation # 4803906

referred to earlier giving us combined earnings in 2007 of approximately $37 million.

In doing this deal, there will be additional financing costs from approximately $10 in trust preferred that we anticipate issuing along with this transaction and then reduced further by amortization of an estimated $8-1/2 million in core deposit.

Pro forma earnings then for 2007 would be just under $36 million. And on a stock price close yesterday of $26.10 that would be slightly accretive for 2007. If you factored in as noted at the bottom of the slide, we think there’s about a half a million dollars of kind of one-time costs in 2007. If you factor those in, we’d estimate actual 2007 EPS to be right at break-even.

Cash accretion for 2007 will be just under 2%. And then on out it would improve with 2008, the GAAP EPS accretion being just under 1% and cash accretion of 2.4%.

Going on to the next slide, Slide 20, just shows the pro forma balance sheet using June 30 numbers would give us an estimated net asset of $3.3 billion, loans held for investment of $2.4 billion, intangible assets of approximately $137 million, which if you take our existing intangibles along with just a little bit that Front Range has, this transaction will result in about $60 million of additional good will which brings us to the $137 million pro forma intangible numbers. Deposits after the combination would be just over $2.6 billion and then trust preferred securities of $75 million. As I indicated before we’ll issue an estimated additional $10 million in trust preferred in this transaction.

Looking a little bit deeper at the cost savings and other adjustments, we estimate it to be about 29% on a net basis off of their non-interest expense

FIRST STATE BANCORPORATION

Moderator: Chris Spencer

10-05-06/4:00 pm CT

Confirmation # 4803906

base which is we estimate in 2007 would be about $17.6 million. The cost reductions of $6-1/2 million, the majority of that is salary and benefits, about 2/3 is. There is also some savings to be had in the EDP area, accounting and admin and some other back room type operations.

We’ve broken that out separately from increases to the expense base. Whether we keep existing resources from their organization or add them down here, we’ll have additional profit one way or another. So we’ve taken out costs in Front Range but added back additional costs if we can’t keep those resources up there in different areas. Given as a total, pre tax net cost saves of $5.2 million or 29% on the base.

Going on and then looking at pro forma for the loan portfolio as Pat indicated earlier, on a pro forma basis it really changes our existing breakdown by product type very little. In fact in each case the change on a pro forma basis is less than 1%.

The next slide, Page 23, shows the pro forma deposit portfolios. Again, very similar in nature broken down by product type. In every case but one there is less than a 1% change by product type. Where we do pick up, and Pat alluded to earlier, is their money market savings accounts. They’ve got a nice chunk in money market savings of 32-1/2% which would increase on a pro forma basis our total from about 17.4% to 19.7%.

So that’s the highlight of the pro formas. With that I’ll turn it back to Pat for some concluding comments.

H. Patrick Dee:	Thank you Chris. Just to clarify one thing, on Page 19 the projected earnings for 2007 represent full implementation of the cost saves. So that is more of an indication of the run rate that would be achieved by the end of 2007. To the

FIRST STATE BANCORPORATION

Moderator: Chris Spencer

10-05-06/4:00 pm CT

Confirmation # 4803906

extent that we can escalate those cost saves earlier in the period we may come fairly close to this. But it’s likely that the actual earnings we would achieve in 2007 would be somewhat less than is reflected here, again primarily because of the slight delays in implementing all of those cost saves, and then also the half a million dollars in non-recurring expenses that Chris referred to.

But nonetheless, we believe that this transaction represents an outstanding opportunity for us. Historically if we go back ten years we’ve had an annualized total return on our stock of over 21% and a core earnings per share growth of 18-1/2% on an annualized basis. We made a major acquisition in 2002 that allowed us to enter the Colorado and Utah markets. That was First Community Industrial Bank. And since that time our stock has had an analyzed total return of over 23% and our core earnings per share have increased by almost 14% on an annualized basis.

Again this transaction gives us the opportunity to accelerate our growth in Colorado. It provides an outstanding platform for the continued growth that our shareholders have enjoyed and continue to expect. And it creates a $3.3 billion franchise that is a dominant community bank in New Mexico that now would have a significant presence in the Front Range region of Colorado, and a small but growing presence in the attractive markets of Phoenix, Arizona, and Salt Lake City, Utah.

Arizona, although there is a lot of press about that economy slowing down, it’s still growing at a rapid rate and we believe presents an outstanding opportunity for us. The Utah market, we have a small presence there but it is a very profitable presence for us. And the Utah economy in the state as a whole is one of the strongest ones in the country. So we are in what we believe are some outstanding markets with an even better franchise than we’ve had to operate with in the past. And we expect to accomplish some very good things

FIRST STATE BANCORPORATION

Moderator: Chris Spencer

10-05-06/4:00 pm CT

Confirmation # 4803906

over a period of time in Colorado. We think the Heritage Bank franchise is an extremely good fit with our existing branches and we are extremely excited about the long-term growth potential there.

We look at the last page of the slide show which shows kind of the combined geographic footprint. Again there is excellent growth opportunity in all of our markets. Even in New Mexico where we are extremely well established we think there is good growth potential in the Albuquerque, Santa Fe and Las Cruces markets. So we expect to continue to do well in our core franchise in New Mexico, develop one of the premiere banking franchises in Colorado and over a period of time we hope to achieve the same things in Arizona and Utah.

One of the things that we will do going forward is that this acquisition gives us enough to work with that we believe we will take a break if you will from further acquisition activity. It’s important to us that we maximize some of the efficiencies and growth potential in our existing franchise. We will continue to add de novo branches on a selective basis. But we believe with the acquisition that we’ve completed or will complete in a short period of time that that gives us the basis to go forward and improve the returns to our shareholders by taking advantage of some of the opportunities that we have with these acquisitions.

I think that concludes our formal presentation. And at this point we would entertain any questions from our analysts.

Coordinator:	Thank you. If you are an analyst and would like to ask a question, please press star 1 on your touch-tone phone, Record your first and last name when prompted.

Our first question is From (Jim Bradshaw), D.A. Davidson. Your line is open.

FIRST STATE BANCORPORATION

Moderator: Chris Spencer

10-05-06/4:00 pm CT

Confirmation # 4803906

(Jim Bradshaw):	Good afternoon.

H. Patrick Dee:	Hi (Jim).

(Jim Bradshaw):	Could you talk about retention, your thinking on managements retention and the naming and things like that? What are you hoping to do with the insiders there and you know, are you going to use the First Community name or the Heritage name in these markets now?

H. Patrick Dee:	We would use the First Community name. As soon as the transaction is completed we would merge that bank charter into our existing charter and use the First Community name.

I think it’s important to us to maintain the employee group there as much as we can to help with that transition. Again if you look at the organization and the front line people their business model has been similar to ours and we think we should be successful in retaining the vast majority of their staff as well as their customer base. We believe that we can put incentive packages together to retain the key people that we need to in that franchise to help us continue to grow and take it forward.

(Jim Bradshaw):	Okay, good. Chris in my slide show that I pulled off the 8K on that Page 20 where you’re talking about the balance sheet summary, I show intangible assets of $139.8 and you said $137. Do I have an outdated version or is there a revision or something there?

Chris Spencer:	Yeah there was a revision. I believe the $137 is the correct number.

FIRST STATE BANCORPORATION

Moderator: Chris Spencer

10-05-06/4:00 pm CT

Confirmation # 4803906

(Jim Bradshaw):	Okay good. I’m having a little trouble reconciling the good will number. As I saw Front Range had about $24 million in capital and I picked up on, you know, the reserve adjustment and the mark down on the OREO. But still, you know, if you take $62 million or so in - or $60 million rather in good will and $72 million purchase price, you end up beating that number down a little bit more. Are there other things in there that you’re contemplating? You were talking about doing restructuring of the balance sheet. Is there some other charges that you’ll end up taking through their good - or through their capital account before the close?

Chris Spender:	No Jim, those are the major things. The additional reserve, the write down on the Heritage Place OREO properties. And there are some significant severance contracts that go into that as well.

(Jim Bradshaw):	Is my starting base assumption correct? There was about $24 million in capital at the holding level?

Chris Spencer:	That’s high.

(Jim Bradshaw):	Oh, okay, so I might have an old number. I know since they delisted the numbers are a little stale. Okay good.

And the last question I had was branching plans. Did they have additional branching plans? It sounds like you’re going to curtail your Colorado plans for now at least but maybe fill me in for what you’re thinking is on a de novo basis in the Colorado marketplace.

(Mike Stanford):	(Jim) this is (Mike Stanford). As far as what they’ve got going right now we’re very happy with that. We have two branches that we are in the process of bringing on that should come online in 2007. One of them is where our data

FIRST STATE BANCORPORATION

Moderator: Chris Spencer

10-05-06/4:00 pm CT

Confirmation # 4803906

processing site and everything is out in the Denver tech center. We have a loan production office there right now, construction lending and mortgage and some commercial. And that we are going to - we are in the process of converting to a full branch operation. And then we are doing a second branch in the Fort Collins market.

So by the time we - some - probably midway through 2007 we’ll be up to 22 offices along the Front Range. But I think that gives us plenty of capacity to work on filling over the next two to three years. I really don’t see any reason to have to be aggressive on bringing any other branches online up there.

(Jim Bradshaw):	And - thanks (Mike). And last for me is the equity piece of the pie, of the purchase price. Could you talk a little bit about what the plans and the timing are in that regard?

H. Patrick Dee:	We would anticipate a common stock offering in the neighborhood of $70 million, but the timing of that will depend on how quickly we can get through the registration process with the SEC. Probably the earliest that would occur would be to do the stock offering in early December. If we’re not able to get it done in that window of time with the holidays, we’d probably look at late January, early February for that.

As I think Chris mentioned we would also do some additional trust preferreds to complete the overall package. One of the things we want to make sure that we have substantial enough capital to continue to grow at a fairly rapid rate, especially given the opportunities that we see there in Colorado.

(Jim Bradshaw):	I appreciate it. Thanks very much.

H. Patrick Dee:	Thank you (Jim).

FIRST STATE BANCORPORATION

Moderator: Chris Spencer

10-05-06/4:00 pm CT

Confirmation # 4803906

Coordinator:	Our next question is from (Peyton Green), FTN Midwest. Your line is open.

(David Scharf):	Thank you. Actually this is (David Sharp). Our questions are more geared towards what is sort of the 12-month, 2-year longer-term plan to improve the profitability of the franchise in Colorado and also what do you think the, you know, you can bring the stand alone profitability of Front Range up to?

H. Patrick Dee:	We believe in a relatively short period of time we can bring that profitability up to at least in the 1.2% to 1.25% ROA range. And again, that’s going to come about by disposing of this sizeable OREO property, realizing the cost saves of consolidating some of the backroom operations and then slightly repositioning the balance sheet there combined with we think some ultimately long-term - some continued strong growth in the branches that Heritage has.

And again we believe that we can get up to speed fairly quickly with the transition. This is a customer base that is very similar to ours. The main data processing system that they use is the same one that we converted the Ranchers Banks off of on to our system so the conversion process we anticipate will be a relatively easy one.

It’s clearly going to take some work to realize all of those cost savings, but we have some very definite ideas as to how to accomplish that. And given the high efficiency ratios that Heritage has had historically, we believe that the cost save numbers that we’ve estimated are very realistic.

(David Scharf):	And what is your comfortable - or your comfort level with the other NPAs and sort of the break out?

FIRST STATE BANCORPORATION

Moderator: Chris Spencer

10-05-06/4:00 pm CT

Confirmation # 4803906

H. Patrick Dee:	The other non-performing assets beyond that OREO really are pretty minimal. Almost the entire portion of the OREO portfolio is this one property. The actual non-performing loans that are on the books at this point upon our further review we think could have some fairly reasonable resolution in a short period of time. But once you take out that OREO piece, the non-performings are really at a level that is very manageable. And again we feel like the underwriting and the file organization that Heritage Bank has had historically should make that process relatively easy for us.

(David Scharf):	It sounds like you guys feel comfortable with the lenders that you have now. How is the credit process going to work going forward?

H. Patrick Dee:	The credit process will be similar to what we’re currently utilizing in Colorado where we have what we think are reasonable authority levels within each one of those markets. And currently we have a northern Colorado market, a central Colorado or kind of Denver area market, and then a Colorado Springs market, so that the market presence within that area can approve loans up to a reasonable size. Any larger credits then go to a central Colorado credit committee that meets as often as weekly. And the very large credits, those being generally $15 million and above, go through a central credit review process.

But we think the - certainly the majority of the loans on Heritage’s books appear to have been very well underwritten and we think that that is going to require a minimum of adjustments in terms of how we approach the underwriting process there.

(David Scharf):	Okay great. Well thanks very much for your time.

H. Patrick Dee:	Thank you.

FIRST STATE BANCORPORATION

Moderator: Chris Spencer

10-05-06/4:00 pm CT

Confirmation # 4803906

Coordinator:	Once again to ask a question, press star 1. One moment please. There are no further questions at this time.

H. Patrick Dee:	Again we certainly appreciate your attention today. Just to go back to one of the figures that (Jim Bradshaw) referred to, at the end of 2005, the total stockholder’s equity of Front Range Capital Corp was $22.7 million. So that’s probably a little better starting point to utilize in looking at those.

But we are just extremely pleased about the opportunity that this acquisition represents for us. It certainly gives us a much stronger presence in Colorado and is going to allow us the opportunity to continue to grow our balance sheet and our earnings per share at a rate that we think will be very satisfactory for our shareholders.

(Mike Stanford):	This is (Mike Stanford) again. To follow up with what Pat and Chris have presented, I think the one thing I’d like to point out is when we embarked on the last four years of capacity building for our company, we had a strategy that certainly included three states but ended up being four states with the inclusion of the Salt Lake City operation.

But we certainly have been building for what we want to do in the future. And we were looking at what it will do for our franchise value. We think there is some scarcity value to our company now. But we certainly have the capacity that we need and we want to be able to really grow and bring our shareholders the value that we think is deserved through this company.

And now that we’re there, I want to emphasize what Pat has pointed out. We aren’t really looking for more acquisitions. We think we’ve got everything we need and we can now fill this capacity and build through a de novo organic

FIRST STATE BANCORPORATION

Moderator: Chris Spencer

10-05-06/4:00 pm CT

Confirmation # 4803906

growth model that we’ve been used to in the past and really improve the value of this franchise greatly.

So with that I’ll turn it back to Pat and I thank everybody for their attention.

H. Patrick Dee:	Again we appreciate you spending the time with us this afternoon. We will be releasing our third quarter earnings the morning of October 30 and we’ll look forward to discussing with you our results at that point. Thank you.

Coordinator:	Thank you. That does conclude today’s conference. You may disconnect at this time.

END